EXHIBIT 10.1

EXECUTION VERSION

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT, dated as of May 13, 2022 (the “Amendment”) is by and among ARCBEST FUNDING LLC, a Delaware limited liability company, as Borrower (the “Borrower”), ARCBEST II, INC., an Arkansas corporation, as Servicer (in such capacity, the “Servicer”), the financial institutions party hereto, as Lenders (in such capacity, the “Lenders”), the financial institutions party hereto, as Facility Agents (in such capacity, the “Facility Agents”), and The Toronto-Dominion Bank (“TD Bank”), as letter of credit issuer (in such capacity, the “LC Issuer”), and as agent and administrator for the Lenders and Facility Agents and their assigns and the LC Issuer and its assigns under the Transaction Documents (together with its successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Servicer, the Lenders, the Facility Agents, the LC Issuer and the Administrative Agent are party to that certain Third Amended and Restated Receivables Loan Agreement, dated as of June 9, 2021 (the “Loan Agreement”); and

WHEREAS, the parties hereto agree to amend the Loan Agreement pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.Defined Terms.  Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Loan Agreement.
Section 2.Amendment to Loan Agreement. The Loan Agreement is hereby is amended to incorporate the changes shown on the marked pages of the Loan Agreement attached hereto as Exhibit A.
Section 3.Conditions Precedent. This Amendment shall be effective as of the date hereof, upon the Administrative Agent’s receipt of counterparts of this Amendment duly executed by each of the parties hereto.
Section 4.Certain Representations and Warranties. Each of the Borrower and the Servicer hereby represent and warrant as follows
4.1.Representations and Warranties.The representations and warranties contained in the Loan Agreement and any other Transaction Document to which such Person is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date).

4.2.Binding Obligations.  This Amendment constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.3.Power and Authority; Due Authorization, Execution and Delivery.  The execution and delivery by such Person of this Amendment and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder are within its entity power and authority and have been duly authorized by all necessary entity action on its part.  This Amendment and each other Transaction Document to which such Person is a party have been duly executed and delivered by such Person.
4.4.No Conflict.  The execution and delivery by such Person of this Amendment and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Person or its Subsidiaries (except as created under the Loan Agreement) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
4.5.Termination Date.  The Termination Date has not occurred.
Section 5.Reference to, and Effect on the Loan Agreement and the Transaction Documents.
5.1.This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Loan Agreement, or any other Transaction Document or an accord and satisfaction in regard thereto.  The Loan Agreement (except as specifically amended herein) shall remain in full force and effect and the Loan Agreement and each of the other Transaction Documents are hereby ratified and confirmed in all respects by each of the parties hereto.
5.2.On and after the execution and delivery of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement, and each reference in any other Transaction Document to “Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement, as amended by this Amendment.
5.3.The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, the LC Issuer, the Facility Agents or the Lenders under, nor constitute a waiver of any provision of, the Loan Agreement or any other Transaction Document.
5.4.To the extent that the consent of any party hereto, in any capacity, is required under the Transaction Documents or any other agreement entered into in connection with the Transaction Documents with respect to any of the amendments set forth herein, such party hereby grants such consent.
Section 6.Transaction Document.  This Amendment shall be a Transaction Document under (and as defined in) the Loan Agreement.
Section 7.Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.
Section 8.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment.  Delivery of an executed counterpart of a signature page to this Amendment by fax or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of a signature page to this Amendment.  The words “execution”, “executed”, “signed”, “signature”, and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.  THE BORROWER AND THE SERVICER HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THIS AMENDMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 10.Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Third Amended and Restated Receivables Loan Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ARCBEST FUNDING LLC

By: ArcBest Corporation, its sole member

By: /s/ Donald W. Pearson

Name: Donald W. Pearson

Title: Treasurer

ARCBEST II, INC., as Servicer

By: /s/ Donald W. Pearson

Name: Donald W. Pearson

Title: Treasurer

THE TORONTO-DOMINION BANK, as a Committed Lender, as the LC Issuer, as the Facility Agent for the TD Bank Lender Group and as the Administrative Agent

By: /s/ Luna Mills

Name: Luna Mills

Title: Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO DOMINION BANKS, as a Conduit Lender

By: /s/ Luna Mills

Name: Luna Mills

Title: Managing Director

Regions Bank, as a Committed Lender and as the Facility Agent for the Regions Bank Lender Group

By: /s/ Cecil Noble

Name: Cecil Noble

Title: Managing Director

Acknowledged and Agreed to:

ARCBEST CORPORATION

By: /s/ Donald W. Pearson

Name: Donald W. Pearson

Title: Vice President – Treasurer

EXHIBIT A

EXECUTION VERSION

Exhibit A to ~~First~~Second Amendment, dated as of ~~December 2, 2021~~May 13, 2022

THIRD AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT

Dated as of June 9, 2021

among

ArcBest Funding LLC,
as Borrower,

ArcBest II, Inc.,
as Servicer,

the financial institutions from time to time party hereto,
as Lenders,

the financial institutions from time to time party hereto,
as Facility Agents,

and

THE TORONTO-DOMINION BANK,
as the LC Issuer and as Administrative Agent

ARTICLE ILoan Facility; Borrowing Procedures2

Section 1.1.Loan Facility2

Section 1.2.Borrowing Procedures3

Section 1.3.Prepayments4

Section 1.4.Deemed Collections4

Section 1.5.Payment Requirements and Computations5

Section 1.6.Letters of Credit6

Section 1.7.Records of Loans and Lender Reimbursement Payments11

Section 1.8.Defaulting Lenders11

ARTICLE IIPayments and Collections14

Section 2.1.Payments of Recourse Obligations14

Section 2.2.Collections Prior to the Facility Termination Date15

Section 2.3.Application of Collections After the Facility Termination Date16

Section 2.4.Payment Rescission17

Section 2.5.Clean Up Call; Release of Security Interests17

Section 2.6.Application of Cash Collateral18

ARTICLE III[Reserved]18

ARTICLE IVLoans18

Section 4.1.Loans18

Section 4.2.Interest Payments18

Section 4.3.Loan Interest Rates18

Section 4.4.~~Suspension of the LIBO Rate or LMIR~~[Reserved]19

Section 4.5.Default Rate19

Section 4.6.Inability to Determine Adjusted SMIR; Benchmark Replacement19

ARTICLE VRepresentations and Warranties~~27~~25

Section 5.1.Representations and Warranties of the Borrower Parties~~27~~25

ARTICLE VIConditions of Credit Extensions~~32~~30

Section 6.1.Conditions Precedent to Amendment and Restatement~~32~~30

Section 6.2.Conditions Precedent to All Credit Extensions and Releases~~32~~30

ARTICLE VIICovenants~~33~~31

Section 7.1.Affirmative Covenants of the Borrower Parties~~33~~31

Section 7.2.Negative Covenants of the Borrower Parties~~41~~39

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(continued)

ARTICLE VIIIAdministration and Collection~~43~~41

Section 8.1.Designation of Servicer~~43~~41

Section 8.2.Duties of Servicer~~44~~42

Section 8.3.Collection Notices~~46~~44

Section 8.4.Responsibilities of the Borrower~~46~~44

Section 8.5.Receivables Reports~~46~~45

Section 8.6.Servicing Fee~~46~~45

Section 8.7.Currency Conversion~~46~~45

Section 8.8.Limitation on Activities of Servicer in Canada~~47~~45

ARTICLE IXAmortization Events~~47~~46

Section 9.1.Amortization Events~~47~~46

Section 9.2.Servicer Termination Events~~50~~49

Section 9.3.Remedies~~51~~50

ARTICLE XIndemnification~~52~~50

Section 10.1.Indemnities by the Borrower Parties~~52~~50

Section 10.2.Increased Cost and Reduced Return~~55~~53

Section 10.3.Other Costs and Expenses~~56~~54

Section 10.4.Replacement of Lender~~56~~55

ARTICLE XIThe Agent~~56~~55

Section 11.1.Authorization and Action~~56~~55

Section 11.2.Agent’s Reliance, Etc~~57~~56

Section 11.3.Agent and Affiliates~~58~~56

Section 11.4.Indemnification of Agent~~58~~57

Section 11.5.Delegation of Duties~~58~~57

Section 11.6.Action or Inaction by Agent~~58~~57

Section 11.7.Notice of Events of Default; Action by Agent~~59~~57

Section 11.8.Non-Reliance on Agent and Other Parties~~59~~58

Section 11.9.Successor Agent~~59~~58

ARTICLE XIIAssignments and Participations; Refinancing~~60~~58

Section 12.1.Successors and Assigns~~60~~58

Section 12.2.Participants~~60~~59

Section 12.3.Assignments~~60~~59

Section 12.4.Prohibition on Assignments by the Borrower Parties~~62~~61

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(continued)

ARTICLE XIIIMiscellaneous~~62~~61

Section 13.1.Waivers and Amendments~~62~~61

Section 13.2.Notices~~63~~62

Section 13.3.Protection of Agent’s Security Interest~~64~~63

Section 13.4.Confidentiality~~65~~64

Section 13.5.Limitation of Liability~~66~~65

Section 13.6.No Recourse Against the Lenders~~67~~66

Section 13.7.CHOICE OF LAW~~67~~66

Section 13.8.CONSENT TO JURISDICTION~~67~~66

Section 13.9.WAIVER OF JURY TRIAL~~68~~66

Section 13.10.Integration; Binding Effect; Survival of Terms~~68~~67

Section 13.11.Counterparts; Severability; Section References~~68~~67

Section 13.12.Characterization; Security Interest~~69~~67

Section 13.13.Bankruptcy Petition~~69~~68

Section 13.14.Amendment and Restatement~~70~~69

Section 13.15.Equalization of Loans and Commitments~~70~~69

Section 13.16.Post-Closing Covenant~~70~~69

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Now, therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Loan Facility; Borrowing Procedures
Section 1.1.Loan Facility.  (a)  Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), the Borrower may request that the Lenders make Loans to Borrower on a revolving basis from time to time prior to the Facility Termination Date.  Subject to the terms and conditions set forth herein, each Conduit Lender may in its sole discretion, and each Committed Lender shall, only if each Conduit Lender in its Lender Group elects not to (and has notified the Borrower, the Administrative Agent and the related Facility Agent) or there is no Conduit Lender in a Lender Group, make such Lender Group’s share of the Loans to the Borrower in an amount, for each Lender Group, equal to its Lender Group Percentage of the amount requested by the Borrower pursuant to Section 1.2; provided that no Lender shall be obligated to make any Loan if, after giving effect thereto:
(i)the Aggregate Credit Exposure would exceed the lesser of (A) the Facility Limit and (B) the Net Pool Balance less the Required Reserve;
(ii)the aggregate Credit Exposure of the Lenders in any Lender Group would exceed such Lender Group’s Lender Group Limit; or
(iii)the Credit Exposure of such Committed Lender would exceed its Commitment.

The Borrower will pay Interest on Loans made pursuant to this Agreement at the Alternate Base Rate~~, LMIR~~ or ~~the LIBO Rate~~Adjusted SMIR, selected in accordance with Article IV hereof.  Within the limits of the Commitment, Borrower may borrow, prepay and reborrow under this Section 1.1.

(b)The Borrower may, upon at least ten (10) Business Days’ notice to the Administrative Agent and each Lender, terminate in whole or reduce in part, the unused portion of the Facility Limit, without premium or penalty; provided that each partial reduction of the Facility Limit shall be in an amount equal to $5,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof) and shall not reduce the Facility Limit below $10,000,000.  In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender shall be ratably reduced.
(c)Increases in Commitment.  Upon notice to each Lender, the Administrative Agent and the LC Issuer, the Borrower may from time to time request an increase in the Commitment with respect to one or more Committed Lenders, at any time following the Restatement Date and prior to the Facility Termination Date, such aggregate increase in each Committed Lender’s Commitments to be an amount (for all such requests or additions) not exceeding $100,000,000; provided, that each request for an increase shall be in a minimum amount of $5,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which the applicable Committed Lender(s), the LC Issuer and the

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Administrative Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent).  Each Committed Lender being asked to increase its Commitment, the LC Issuer and the Administrative Agent shall notify the Borrower and the Servicer within the applicable time period whether or not such Person has agreed, in its respective sole discretion, to the increase to such Committed Lender’s Commitment.  Any such Person that does not respond within such time period shall be deemed to have declined to consent to an increase in the applicable Committed Lender’s Commitment.  For the avoidance of doubt, only the consent of the Committed Lender then being asked to increase its Commitment, the Administrative Agent and the LC Issuer shall be required in order to approve any such request.  If the Commitment of any Committed Lender is increased in accordance with this clause (c), the Administrative Agent, such Committed Lender, the LC Issuer, the Borrower and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Administrative Agent or such Committed Lender may request any of (x) resolutions of the Member of the Borrower approving or consenting to such Commitment increase and authorizing the execution, delivery and performance of any amendment to this Agreement, (y) a corporate and enforceability opinion of counsel of the Borrower and (z) such other documents, agreements and opinions reasonably requested by such Committed Lender or the Administrative Agent.  Notwithstanding the foregoing, the Borrower may not request any such Commitment increase if any event has occurred and is continuing, or would arise as a result thereof, that will constitute an Amortization Event or a Servicer Termination Event or any event has occurred and is continuing, or would result from such Commitment increase, that would constitute an Unmatured Amortization Event.
Section 1.2.Borrowing Procedures.  (a)  The Borrower (or the Servicer, on its behalf) may request a Loan hereunder by giving notice to the Administrative Agent and each Facility Agent of a proposed borrowing not later than 12:00 noon (New York City time), at least (i) three (3) Business Days prior to the proposed date of such borrowing (or such lesser period of time as each Facility Agent may consent) in the case of a Loan which is to bear interest at ~~the LIBO Rate or LMIR~~Adjusted SMIR, and (ii) one (1) Business Day prior to the proposed date of such borrowing (or such lesser period of time as each Facility Agent may consent) in the case of a Loan which is to bear interest at the Alternate Base Rate, in a form set forth as Exhibit II-A hereto (each, a “Borrowing Request”).  Each Borrowing Request shall be subject to Section 6.2 hereof and shall be irrevocable and binding on the Borrower.  Each Borrowing Request shall specify (A) the requested Loan amount (which shall not be less than $1,000,000 or a larger integral multiple of $100,000), (B) the allocation of such amount among each Lender Group (which shall be ratable in accordance with the Lender Group Percentages of each Lender Group), (C) whether the Loan is to bear interest at ~~the LIBO Rate, LMIR~~Adjusted SMIR or the Alternate Base Rate, and (D) the Borrowing Date (which shall be on a Business Day).  There shall not be more than four (4) Loans which are accruing interest at ~~the LIBO Rate~~Adjusted SMIR outstanding at any time.
(b)On each Borrowing Date, upon satisfaction of the applicable conditions precedent set forth in Article VI and this Section 1.2, each applicable Lender shall deposit to the Facility

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(b)the fees set forth in the Administrative Agent Fee Letter and the Fee Letter on the dates specified therein;
(c)all accrued and unpaid Interest on the Loans accruing Interest at the Alternate Base Rate or the Default Rate through the last day of each Interest Period and payable on the immediately succeeding  Settlement Date;

(d) [reserved];

(e) ~~(d)~~ all accrued and unpaid Interest on the Loans accruing Interest at ~~the LIBO Rate through the last day of each Interest Period and payable on the immediately succeeding  Settlement Date;(e) all accrued and unpaid Interest on the Loans accruing Interest at LMIR~~Adjusted SMIR through the last day of each Interest Period and payable on the immediately succeeding  Settlement Date;

(d)all LC Amounts and LC Obligations; and
(e)all Broken Funding Costs and Indemnified Amounts upon demand.

Collections Prior to the Facility Termination Date.  (a)  Prior to the Facility Termination Date, any Deemed Collections and any Collections received by the Servicer shall be set aside in the Master Collection Accounts and held in trust by the Servicer for the payment of any accrued and unpaid Recourse Obligations as provided in this Section 2.2.  Subject to the satisfaction of Section 6.2 at such time, any Collections not required to be set aside pursuant to the foregoing sentence may be distributed prior to the next Settlement Date (any such distribution, a “Release”) to the Servicer in respect of the Servicing Fee or to the Borrower for purposes of purchasing new Receivables pursuant to the Receivables Sale Agreement or paying down the Subordinated Notes or, to the extent that the aggregate amount in the Master Collection Accounts available for distribution on any day exceeds the sum of (i) the purchase price of the Receivables to then be purchased under the Receivables Sale Agreement, (ii) the amounts outstanding and payable under the Subordinated Notes and (iii) any other Recourse Obligations payable on or prior to the next scheduled Settlement Date, such excess amount may be distributed by the Borrower to its equity holders in accordance with the terms of the Borrower’s limited liability company agreement so long as a Borrowing Base Deficiency will not result from such proposed distribution.
(b)On each Settlement Date and on the date any prepayment of the Advances Outstanding and/or Cash-Collateralization of the LC Obligations is required pursuant to Section 1.3 hereof prior to the Facility Termination Date, the Servicer shall apply the amounts set aside in the Master Collection Accounts that are not permitted to be distributed to the Borrower under Section 2.2(a) (if not previously paid in accordance with Section 2.1) in the order specified below:

first, ratably to each Lender towards the payment of all accrued and unpaid Interest and Broken Funding Costs (if any) that are then due and owing to such Lender;

second, to the extent funds are available therefor after payment of clause first, to the Servicer, the accrued and unpaid Servicing Fee;

ARTICLE III

[Reserved]
ARTICLE IV

Loans
Section 4.1.Loans.  Prior to the occurrence of an Amortization Event, the outstanding principal amount of each Loan shall accrue Interest for each day during the related Interest Period at either (i) ~~if the applicable Lender is (x) an LMIR Lender, LMIR, or (y) other than an LMIR Lender, the LIBO Rate~~Adjusted SMIR or (ii) the Alternate Base Rate, as applicable, in accordance with the terms and conditions hereof.  Until the Borrower gives the required notice to the Administrative Agent of another Interest Rate in accordance with Section 4.3, the initial Interest Rate for any Loan shall be ~~if the applicable Lender is (x) an LMIR Lender, LMIR, or (y) other than an LMIR Lender, the LIBO Rate~~Adjusted SMIR (unless the Default Rate is then applicable).
Section 4.2.Interest Payments.  On each Settlement Date, the Borrower shall pay to the Administrative Agent (for the benefit of the Lenders) an aggregate amount equal to the accrued and unpaid Interest on each Loan for the entire Interest Period of each Loan in accordance with Article II.
Section 4.3.Loan Interest Rates.  At the date of each borrowing of a Loan and at the commencement of each Interest Period (with the required prior notice described in this Section 4), the Borrower may select ~~the LIBO Rate (or with respect to any LMIR Lender, LMIR)~~Adjusted SMIR (subject to Sections 4.4 and 4.6 below) or the Alternate Base Rate as the Interest Rate applicable for each Loan during such Interest Period.  The Borrower shall by 12:00 noon (New York City time): (a) at least three (3) Business Days prior to the commencement of any Interest Period with respect to which ~~the LIBO Rate or LMIR~~Adjusted SMIR is being requested as a new Interest Rate and (b) at least one (1) Business Day prior to the commencement of any Interest Period with respect to which the Alternate Base Rate is being requested as a new Interest Rate, give the Administrative Agent irrevocable notice of the new Interest Rate for the Loan associated with such new Interest Period and the duration of such Interest Period.
Section 4.4.~~Suspension of the LIBO Rate or LMIR.  If any Lender notifies the Administrative Agent that it has determined that funding its Loans at a LIBO Rate or LMIR, as applicable, would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Loan at such LIBO Rate or LMIR, as applicable, are not available or (ii) such LIBO Rate or LMIR, as applicable, does not accurately reflect the cost of acquiring or maintaining a Loan at such LIBO Rate or LMIR, then the Administrative Agent will promptly notify the Borrower Parties and the Administrative Agent shall suspend the availability of such LIBO Rate or LMIR, as applicable, and require the Borrower to select the Alternate Base Rate for any Loans accruing Interest at such LIBO Rate or LMIR; provided, however, the failure to so notify any Borrower Party shall not result in the non-suspension of the availability of such LIBO Rate or LMIR.~~[Reserved].

~~(b) Upon the occurrence of any event giving rise to the operation of Section 4.4(a) with respect to any Lender, such Lender will, if requested by the Borrower, to the extent permissible under applicable law, endeavor in good faith to change the funding office at which it books its ratable share of any Loan accruing Interest at a LIBO Rate or LMIR, as applicable, hereunder if such change would make it lawful for such Lender to fund such Loan at a LIBO Rate or LMIR, as applicable; provided, however, that such change may be made in such manner that such Lender, in its sole and reasonable determination, suffers no unreimbursed cost or expense or any disadvantage whatsoever.~~

Section 4.5.Default Rate.  From and after the occurrence of an Event of Default, all Loans shall accrue Interest at the Default Rate.
Section 4.6.Inability to Determine Adjusted SMIR; Benchmark Replacement.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 4.6 if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) at any time that adequate and reasonable means do not exist for ascertaining the applicable Adjusted SMIR, SMIR, the Adjusted Daily Simple SOFR or Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Majority Lenders that, at any time, Adjusted SMIR or Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Majority Lenders (or Facility Agents) of making or maintaining their Commitments (or its Commitment) included in such Borrowing Request;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Facility Agents, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Loan to, or continuation of any Loan as, a Loan bearing interest at Adjusted SMIR, (B) any Loan bearing interest at Adjusted SMIR that is requested to be continued and (C) any request for a Loan that is bearing interest at Adjusted SMIR shall instead be deemed to be a notice or a Borrowing Request, as applicable, for (1) Loan that is bearing interest at the rate based on the Adjusted Daily Simple SOFR, so long as the Adjusted Daily Simple SOFR is not also the subject of Section 4.6(a)(i) or Section 4.6(a)(ii) above or (2) a Loan bearing interest at the Alternate Base Rate, if the Adjusted Daily Simple SOFR is also the subject of Section 4.6(a)(i) or Section 4.6(a)(ii) above; provided that if the circumstances giving rise to such notice affect only one type of Loan, then all other types of Loans shall be permitted.  Furthermore, if any Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 4.6(a) with respect to Adjusted SMIR, then until (x) the Administrative Agent notifies the Borrower and the Facility Agents that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice in accordance with the terms of Section 1.2 or a new Borrowing Request in accordance with the terms of Section 1.2, any Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (1) a Loan bearing interest at the rate based on the Adjusted Daily Simple SOFR, so long as the Adjusted Daily Simple SOFR is not also the subject of Section 4.6(a)(i) or Section 4.6(a)(ii) above or (2) a Loan bearing interest at the Alternate Base Rate if the

Adjusted Daily Simple SOFR also is the subject of Section 4.6(a)(i) or Section 4.6(a)(ii) above, on such day.

(b)Benchmark Replacement. Notwithstanding anything to the contrary ~~in this Agreement or any Transaction Document~~herein, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) ~~or (2)~~ of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes ~~under this Agreement and under any Transaction Document~~hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement ~~or any Transaction Document~~ and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes ~~under this Agreement and any Transaction Document~~hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to ~~the Administrative Agent and~~ the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

~~Notwithstanding anything to the contrary in this Agreement or in any Transaction Document, and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any Transaction Document; provided, that this paragraph shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.~~

(c)Benchmark Replacement Conforming Changes.  ~~In connection with the implementation of a Benchmark Replacement~~Notwithstanding anything to the contrary herein, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement ~~or any Transaction Document~~.
(d)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-In Election, as applicable, its related~~(ii) the implementation of any Benchmark Replacement ~~Date and the related Benchmark Replacement, (ii~~, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (~~iii~~iv) the removal or reinstatement of any tenor of a Benchmark pursuant to ~~paragraph~~clause (~~d~~f) below and (~~iv~~v) the commencement or conclusion of any Benchmark Unavailability Period.  ~~For the avoidance of~~

~~doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 4.6 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes.~~ Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement ~~or any Transaction Document~~, except, in each case, as expressly required pursuant to this Section 4.6.
(e)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary ~~in this Agreement or any Transaction Document~~herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate ~~(including Term SOFR or USD LIBOR)~~ and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may~~, in its sole discretion,~~ modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, ~~any portion of the Aggregate Loan Amount of any Lender that would otherwise be funded or maintained based on USD LIBOR, shall instead be funded or maintained based on the Alternate Base Rate.~~ the Borrower may revoke any Borrowing Request for, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any Borrowing Request into a request for a Loan of or conversion to an Loan bearing interest at the Alternate Base Rate if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted SMIR, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.6, any Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Loan bearing interest at the Alternate Base Rate.

~~(f) Disclaimer.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or rates in the definition of “LIBO Rate” or “LMIR,” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), (ii) the composition characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR (or any other Benchmark) or have same volume or liquidity as did USD LIBOR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 4.6, including whether or not a Benchmark Transition Event has occurred, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 4.6.~~

(g)For purposes of this Section 4.6, the following terms have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, ~~as applicable,~~ any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to ~~this~~clause (e) of Section 4.6.

“Benchmark” means, initially, ~~USD LIBOR~~with respect to any Loan, SMIR; provided that if a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its~~and the related Benchmark Replacement Date have occurred with respect to ~~USD LIBOR~~SMIR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~this~~clause (b) of Section 4.6.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

~~(1) the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(1) the ~~sum of (a)~~Adjusted Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment; or~~;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (~~1~~i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (~~2~~ii) any evolving or then-

prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for ~~U.S.~~ dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment~~, provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and provided further that, notwithstanding anything to the contrary in this Agreement or in any Transaction Document, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the Benchmark Replacement shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment as set forth in clause (1) of this definition (subject to the first proviso above)~~.

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2) ~~or (3)~~above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement ~~and the Transaction Documents~~.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement,

~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent, as either (a)~~ the spread adjustment~~,~~ or method for calculating or determining such spread adjustment ~~(which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor, or (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and (2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment~~, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (~~a~~i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (~~b~~ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S.~~ dollar-denominated syndicated credit facilities~~; provided that, in the case of clause~~

~~(1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Loan, any technical, administrative or operational changes (including changes to the definition~~s~~ of “Alternate Base Rate,” the definition of “Business Day,” ~~and~~the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides ~~are~~(in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement ~~and the Transaction Documents~~).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to ~~the~~such then-current Benchmark:

~~(1)In~~ (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

~~(2)In~~ (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the ~~date of the public~~first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information referenced therein;~~ referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(3)In the case of a Term SOFR Transition Event, the date that is thirty days after the date that a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to this Section 4.6, or~~

~~(4)In the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City~~

~~time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority  Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) ~~above~~ with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to ~~the~~such then-current Benchmark:

~~(1)~~ (1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

~~(2)~~ (2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the ~~Board of Governors of the~~ Federal Reserve ~~System, the Federal Reserve Bank of New York~~Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided~~,~~ that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

~~(3)~~ (3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2)

of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes ~~under this Agreement and under any Transaction Document~~hereunder in accordance with ~~this~~ Section ~~4.6,~~4.6 and (y) ending at the time that a Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes ~~under this Agreement and under any Transaction Document~~hereunder in accordance with ~~this~~ Section 4.6.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~  “Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

~~“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of the following:~~

~~(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“Floor” means the benchmark rate floor, if any, provided in this Agreement ~~with respect to USD LIBOR~~initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted SMIR or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted SMIR or the Adjusted Daily Simple SOFR shall be 0.00%.

~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

“NYFRB” means the Federal Reserve Bank of New York.

“Reference Time” with respect to any setting of the then-current Benchmark means ~~(1) if such Benchmark is USD LIBOR, 11~~5:00 a.m. (~~London~~Chicago time) on the day that is two ~~London banking days~~Business Days preceding the date of such setting~~, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion~~.

“Relevant Governmental Body” means, the Federal Reserve Board ~~of Governors of the Federal Reserve System or the Federal Reserve Bank of New York~~and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the ~~Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or~~Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“SOFR” means~~, with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.

“SOFR Administrator” means the ~~Federal Reserve Bank of New York~~NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the ~~website of the Federal Reserve Bank of New York~~NYFRB’s Website, currently at ~~http://www.newyorkfed.org,~~ http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” shall mean the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the~~

~~Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.6 that is not Term SOFR.~~

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

~~“USD LIBOR” means the London interbank offered rate for U.S. Dollars.~~

ARTICLE V

Representations and Warranties
Section 5.1.Representations and Warranties of the Borrower Parties.  Each Borrower Party hereby represents and warrants to the Administrative Agent, the Lenders and the LC Issuer, as to itself, as of the date hereof, as of each Settlement Date and as of the date of each Release and each Credit Extension that:
(a)Existence and Power.  Such Borrower Party’s jurisdiction of organization is correctly set forth in the preamble to this Agreement and such jurisdiction is its sole jurisdiction of organization.  Such Borrower Party is duly organized under the laws of its jurisdiction of organization and is a “registered organization” as defined in the UCC in effect in such jurisdiction.  Such Borrower Party is validly existing and in good standing under the laws of its it, agrees to be bound by all of the terms and conditions of this Agreement and all other Transaction Documents to which it is a party, and unconditionally assumes all of the obligations of the Parent relating to the foregoing.

(e)Notwithstanding anything to the contrary herein or in any other Transaction Document, prior to the MoLo Receivables Inclusion Date the MoLo Receivables shall (i) be excluded from the calculations of (x) “Accounts Receivable Turnover Ratio,” “Concentration Limit,” “Credit Sales,” “Currency Reserve,” “Days Sales Outstanding Ratio,” “Default Ratio,” “Delinquency Ratio,” “Dilution Horizon Ratio,” “Dilution Ratio,” “Dilution Reserve,” “Dilution Spike Rate,” “Dilution Volatility Component,” “Excess Concentration Amount,” “Expected Dilution Ratio,” “Loss Horizon Ratio,” “Loss Reserve,” Required Reserves,” “Required Reserve Factor Floor,” “Servicing Fee” and “Servicing Reserve” (y) any components of the calculations and terms described in clause (x) above and (z) each other item required to be reported on for purposes of any Monthly Report or Weekly Report, in each case, for all purposes of this Agreement and the other Transaction Documents and (ii) constitute a portion of the Pledged Assets and Purchased Receivables for all purposes of this Agreement and the other Transaction Documents.
Section 5.2.Duties of Servicer.  (a)  The Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies.
(b)The Servicer shall cause (i) all Collections from all Lock-Boxes to be directly deposited into a Collection Account, (ii) all amounts in each Segregated Account to be deposited into the Master Collection Accounts within two (2) Business Days following such funds becoming available to the party in whose name such Segregated Account is held, (iii) all amounts in each Collection Account (other than the Master Collection Accounts) and the PNC Bank Account to be deposited into the Master Collection Accounts within two (2) Business Days following receipt thereof and (iv) each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the case of any remittances received in any Lock-Box, Segregated Account, PNC Bank Account or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances.  From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Purchased Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, the Borrower and the Servicer shall not deposit or otherwise credit, and shall not take any affirmative action to permit or assist any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.
(c)The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II.  The Servicer shall set aside and hold in trust for the account of the Borrower and the Lenders their respective shares of the Collections in accordance with Article II.  The Servicer shall, upon the request of the Administrative Agent during the of the Borrower Parties in any other Transaction Document or in any other document delivered pursuant hereto or thereto (other than in a Monthly Report or Weekly Report) shall prove to have been incorrect in any material respect when made or deemed made; provided, that no such event shall constitute an Amortization Event if the Borrower shall have timely paid to the Administrative Agent the Deemed Collection required to be paid as a result of such event in accordance with Section 1.4.

(c)Any of the Borrower Parties shall fail to perform or observe any covenant contained in Section 7.1(a) or (b), Section 7.2 or Section 8.5 when required.
(d)Any of the Borrower Parties shall fail to perform or observe any other covenant or agreement under any Transaction Documents (after giving effect to all cure periods and notice requirements) and such failure shall continue for fifteen (15) consecutive Business Days.
(e)Failure of the Borrower to pay any Indebtedness (other than the Aggregate Unpaids) in excess of $10,000 when due or the default by the Borrower in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(f)Failure of the Parent or any of its Subsidiaries other than the Borrower to pay Indebtedness in excess of $20,000,000 in aggregate principal amount (Indebtedness in such amount being referred to hereinafter as “Material Indebtedness”) when due (after giving effect to any applicable grace periods with respect thereto and whether or not such failure to pay is waived); or the default by the Parent or any of its Subsidiaries other than the Borrower in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Parent or any of its Subsidiaries other than the Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(g)An Event of Bankruptcy shall occur with respect to any Borrower Party, any Originator or the Parent.
(h)As at the end of any Calculation Period (other than any Special Calculation Period):
(i)the three-month rolling average Delinquency Ratio shall be greater than or equal to ~~3.50~~5.50%,
(ii)the three-month rolling average Default Ratio shall be greater than or equal to ~~2.50~~4.75%,
(iii)the three-month rolling average Dilution Ratio shall be greater than or equal to 3.50%, or

(iv)the Accounts Receivable Turnover Ratio shall be less than ~~7.50.~~7.00.
(i)As at the end of any Special Calculation Period:
(i)the three-month rolling average Delinquency Ratio shall be greater than or equal to ~~4.25~~6.25%,
(ii)the three-month rolling average Default Ratio shall be greater than or equal to ~~2.75~~5.25%,
(iii)the three-month rolling average Dilution Ratio shall be greater than or equal to 4.25%, or
(iv)the Accounts Receivable Turnover Ratio shall be less than ~~6.50.~~6.00.
(j)At any time during any CBA Liquidity Period, the Parent shall have Available Liquidity of less than $50,000,000.
(k)A Change of Control shall occur.
(l)(i) One or more final judgments of a court of competent jurisdiction for the payment of money in an aggregate amount of $10,000 or more shall be entered against the Borrower or (ii) one or more final judgments of a court of competent jurisdiction for the payment of money in an amount in excess of $20,000,000, individually or in the aggregate, shall be entered against the Parent or any of its Subsidiaries (other than the Borrower) on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.
(m)The “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement with respect to the last remaining Originator or all Originators shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Borrower under the Receivables Sale Agreement.
(n)This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Borrower, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Lenders shall cease to have a valid and perfected first priority security interest in the Purchased Receivables and all other items of Collateral in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the applicable UCC and the proceeds of the foregoing.
(o)On any day, the Aggregate Credit Exposure shall exceed the Facility Limit or a Borrowing Base Deficiency shall exist, and such event shall continue unremedied for two (2) Business Days after (i) notice has been given to the Borrower by the Lenders, the LC Issuer or requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

Neither the Borrower nor any other Borrower Party shall be required to compensate any Lender, any Program Support Provider or the LC Issuer pursuant to the foregoing provisions of this Section 10.2 for any increased costs incurred or reductions suffered more than nine months prior to the date that the LC Issuer, such Program Support Provider or such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions and of the LC Issuer’s, such Program Support Provider’s or such Lender’s intention to claim compensation therefor.

Section 10.3. Other Costs and Expenses.  The Borrower shall pay to the Administrative Agent, the LC Issuer and the Lenders promptly on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of the Transaction Documents and the transactions contemplated thereby, including without limitation, the cost to audit the books, records and procedures of the Borrower, reasonable fees and out-of-pocket expenses of legal counsel for the LC Issuer, the Lenders and the Administrative Agent with respect thereto and with respect to advising the LC Issuer, the Lenders and the Administrative Agent as to their respective rights and remedies under this Agreement.  The Borrower shall pay to the Administrative Agent promptly on demand any and all reasonable costs and expenses of the Administrative Agent, the LC Issuer and the Lenders, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

Section 10.4. Replacement of Lender. If the Borrower is required pursuant to Section 10.2 to make any additional payment to any Lender or if any Lender’s obligation to make or continue Loans at ~~the LIBO Rate or LMIR~~Adjusted Daily Simple SOFR or Adjusted SMIR shall be suspended pursuant to Section 4.4 or if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuer pursuant to Section 1.6(d)(ii) or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, so long as the condition, issue or event permitting the replacement of the Affected Lender continues, to replace such Affected Lender as a Lender party to this Agreement, provided that no Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) any Eligible Assignee or another bank or other Person that is reasonably satisfactory to the Borrower and the Administrative Agent and, to the Borrower’s and the Administrative Agent’s reasonable satisfaction, which Eligible Assignee or other bank or Person does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances Outstanding and other Recourse Obligations under this Agreement due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit X and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date, (ii) the Borrower shall pay to such Affected Lender in same day funds

Administrative Agent or its designee which may be an account of the Administrative Agent or its designee.  The Borrower or the Servicer (as applicable) shall, at the Administrative Agent’s request, withhold the identities of the Administrative Agent and the Lenders in any such notification.

If any Borrower Party fails to perform any of its obligations hereunder, the Administrative Agent, the LC Issuer or any Lender may (but shall not be required to) upon notice to such Borrower Party perform, or cause performance of, such obligations, and the Administrative Agent’s, the LC Issuer’s or such Lender’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Section 10.3.  Each Borrower Party (i) irrevocably authorizes and appoints the Administrative Agent as its attorney-in-fact, at any time and from time to time in the sole discretion of the Administrative Agent, to execute on behalf of the Borrower as debtor and to file financing statements and other filing or recording documents necessary or desirable in the Administrative Agent’s sole discretion, in such offices and in such form, including carbon, photographic or other reproduction, as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection and priority of the Administrative Agent’s interest in the Purchased Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof) including, without limitation, financing statements naming Borrower as debtor and describing the collateral as “all assets” or “all personal property of the debtor, whether now owned and existing or hereafter arising or acquired”, (ii) acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Purchased Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Administrative Agent, consenting to the form and substance of such filing or recording document, and (iii) approves, authorizes and ratifies any filings or recordings made by or on behalf of the Administrative Agent in connection with the perfection of the security interests in favor of the Borrower or the Administrative Agent. The appointment of the Administrative Agent as attorney-in-fact as described herein is coupled with an interest and is irrevocable.

Confidentiality.  (a)  Each of the Borrower Parties shall maintain and shall cause each of its employees and officers to maintain the confidentiality of any confidential or proprietary information with respect to the Administrative Agent, the LC Issuer and the Lenders and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Borrower Parties and their respective officers and employees may disclose such information to such Borrower Party’s directors, external accountants and attorneys and in accordance with any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).
(b)Anything herein to the contrary notwithstanding, the Borrower Parties hereby consent to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the LC Issuer or the Lenders by each other, and (ii) by the Administrative Agent, the LC Issuer or the Lenders to any prospective or actual assignee or participant of any of them and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information and the Administrative Agent receives a confidentiality agreement from the recipients of such

(b)Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Lenders under this Agreement are solely the corporate obligations of each such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes issued by such Conduit Lender and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender.  Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes.
(c)No recourse under any obligation, covenant or agreement of any Conduit Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Lender or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.
No Recourse Against the Lenders.  The obligations of the Lenders under this Agreement are solely the obligations of the Lenders.  No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any member, employee, officer, director, manager, ~~A~~agent or organizer of any Lender, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.
Section 13.7.CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF BORROWER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 13.8. CONSENT TO JURISDICTION.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE

Transaction Documents shall from and after the date hereof be deemed references to this Agreement.

Equalization of Loans and Commitments.  Upon the satisfaction of the conditions precedent set forth in Section 6.1 hereof, all loans outstanding under the Existing Loan Agreement shall remain outstanding as the initial borrowing of Loans under this Agreement and, in connection therewith, the Borrower shall be deemed to have prepaid all outstanding ~~LIBO~~ Loans on the Restatement Date.  On the Restatement Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Loans between themselves so that each Lender is then holding its relevant Percentage of outstanding Loans.  Such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.
Section 13.16.Post-Closing Covenant.
(a)On or prior to the date occurring thirty (30) days following the date hereof (or such later date as may be consented to in writing by the Administrative Agent in its sole discretion), the Borrower and the Servicer shall deliver to the Administrative Agent a written opinion or opinions of external counsel to the Borrower Parties, the Originators and the Parent covering true sale and substantive consolidation matters in connection with the Transaction Documents, in form and substance reasonably satisfactory to the Administrative Agent.
(b)Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Borrower or Servicer to timely perform its respective obligations under this Section 13.16 shall constitute an immediate Event of Default with no grace period.

[Signature pages follow]

EXHIBIT I

DEFINITIONS

As used in the Agreement and the Exhibits and Schedules thereto, the following terms shall have the meanings set forth in this Exhibit I (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Receivables Sale Agreement (hereinafter defined):

“ABF”  ABF Freight System, Inc., an Arkansas corporation.

“Accounts Receivable Turnover Ratio”  As of any Cut-Off Date, the ratio computed by dividing (a) the aggregate amount of Credit Sales during the 12 Calculation Periods ending on such Cut-Off Date by (b) the average of the aggregate Outstanding Balance of all Receivables as of the last 12 Cut-Off Dates.

“Adjusted Leverage Ratio”  The ratio, determined as of the end of each fiscal quarter of the Parent for the then most-recently ended four (4) fiscal quarters, of (i) Consolidated Adjusted Funded Indebtedness to (ii) Consolidated EBITDAR.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a)  Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted SMIR” means, for any day during any Interest Period an interest rate per annum equal to (a) SMIR, plus (b) 0.10%; provided that if the Adjusted SMIR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Advances Outstanding”  On any day, the aggregate principal amount of all Loans and LC Advances outstanding on such day, after giving effect to all repayments of Loans and LC Advances and the making of new Loans or LC Advances on such day.

“Adverse Claim”  A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person, provided, however, that the following shall not constitute “Adverse Claims” (a) liens imposed by law for taxes that are not yet due or are being contested in good faith in appropriate proceedings, or (b) judgment liens and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith in appropriate proceedings.

“Affiliate”  With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Administrative Agent” As defined in the preamble to this Agreement.

“Administrative Agent’s Account” Administrative Agent’s Account at Bank of America, Account #[        ], ABA No. [           ], Account Name: Reliant Trust, Reference:  ArcBest Funding LLC.

“Agent Fee Letter”  That certain Agent Fee Letter agreement dated as of the Restatement Date, among the Borrower, the Servicer and the Administrative Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

“Aggregate Credit Exposure” On any date of determination, the Aggregate Loan Amount from time to time outstanding hereunder plus the outstanding LC Obligations minus the funds on deposit in the Letter of Credit Collateral Account to Cash-Collateralize the LC Obligations.  In computing the amount of Aggregate Credit Exposure, in connection with a Loan the proceeds of which will be used to finance an LC Advance pursuant to Section 1.6(d)(ii), the Borrower need not count both the principal amount of such LC Advance and the amount of such Loan.

“Aggregate Loan Amount” On any date of determination, the aggregate principal amount of all Loans from time to time outstanding hereunder.

“Aggregate Prepayment”  As defined in Section 1.3(a).

“Aggregate Unpaids”  At any time, an amount equal to the sum of (i) the Aggregate Loan Amount, plus (ii) the aggregate LC Amounts, plus (iii) all Recourse Obligations (whether due or accrued) at such time.

“Agreement”  This Receivables Loan Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate”  For any day, the rate per annum equal to the highe~~r~~st as of such day of (i) the Prime Rate~~, or~~ (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate or (iii)  Daily Simple SOFR, plus one-tenth of one percent (0.10%).  For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

“Amortization Date”  The earliest to occur of (i)  the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to a Borrower Party, an Originator or the Parent, (ii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iii) the date which is ten (10) Business Days after the Administrative Agent’s receipt of written notice from the Borrower that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event”  As defined in Article IX.

“Anti-Corruption Laws”  means all laws, rules, and regulations of any jurisdiction applicable to a Person from time to time concerning or relating to bribery or corruption.

“Applicable Margin”  As defined in the Fee Letter.

“ArcBest II”  ArcBest II, Inc., an Arkansas corporation.

“Assignment and Acceptance”  means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.3 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit X or any other form approved by the Administrative Agent.

“Authorized Officer”  With respect to any Person, its president, chief executive officer, general counsel, corporate controller, treasurer or chief financial officer; provided, however, in the case of Borrower, the Authorized Officers shall be the president, chief executive, general counsel, corporate controller, treasurer or chief financial officer of the Parent, in its capacity as Managing Member of Borrower or in its capacity as Servicer, as applicable.

“Available Liquidity”  The sum of (i) unencumbered cash, cash equivalents and temporary investments of the Parent and its Subsidiaries, plus (ii) the difference of (x) the Facility Limit minus (y) the Aggregate Credit Exposure (after curing any Borrowing Base Deficiency), plus (iii) any unused availability of the Parent under any other revolving liquidity facility of the Parent (if any).

“Borrower”  As defined in the preamble to this Agreement.

“Borrower Parties”  As defined in the preamble to this Agreement.

“Borrowing Base Deficiency”  As defined in Section 1.3(b).

“Borrowing Date”  Each Business Day on which a Loan is made hereunder.

“Borrowing Request”  As defined in Section 1.2.

“Broken Funding Costs”  For any ~~LIBO~~SMIR Loan that: (i) does not become subject to an Aggregate Prepayment following the delivery of any Prepayment Notice with respect to such ~~LIBO~~SMIR Loan or (ii) is terminated prior to the date on which the Interest Period ends; an amount equal to the excess, if any, of (A) the Interest that would have accrued during the remainder of the Interest Period determined by the Administrative Agent to relate to such Loan subsequent to the date of such reduction or termination (or in respect of clause (i) above, the date such Aggregate Prepayment was designated to occur pursuant to the Prepayment Notice) of the Loan if such reduction or termination had not occurred or such Prepayment Notice had not been delivered, over (B) the Interest actually accrued during the remainder of such Interest Period on such Loan.

“Business Day”  Any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York~~, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate or LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market~~ and (b) if this definition of “Business

Day” is utilized in connection with the SMIR, “Business Day” shall mean “U.S. Government Securities Business Day”.

“Calculation Period”  A calendar month.

“Canadian Dollar”  means the lawful currency of Canada.

“Canadian Obligors”  An Obligor who has agreed to pay for a Receivable at a location in Canada.

“Cash-Collateral Amount”  With respect to any portion of the LC Obligations which is required to be “Cash-Collateralized”, an amount equal to 100% of such portion of the LC Obligations.

“Cash-Collateralize”  To pledge and deposit immediately available funds into the Letter of Credit Collateral Account, as collateral for the LC Obligations, the Cash-Collateral Amount as security for the portion of the LC Obligations being collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuer.

“CBA”  The Collective Bargaining Agreement effective April 1, 2018 through June 30, 2023 between the International Brotherhood of Teamsters and ABF, as the same may be amended, modified or restated.

“CBA Liquidity Period”  The period commencing on the seventh (7th) day prior to any CBA Maturity Date and ending upon the extension of such existing CBA or upon ratification of a subsequent collective bargaining agreement between the International Brotherhood of Teamsters and ABF which replaces the CBA in existence on the Restatement Date.

“CBA Maturity Date”  The date on which the CBA expires.  As of the Restatement Date the CBA Maturity Date is June 30, 2023.

“Change of Control”  (i) (a)  A change in control is reported by the Parent in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) any “person”  or “group”  (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator or any such plan) is or becomes the “beneficial owner”  (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting capital stock of the Parent (or securities convertible into or exchangeable for such capital stock) representing the Control Percentage or more of the combined voting power of the Parent’s then outstanding capital stock, (ii) the Parent ceases to directly or indirectly own 100% of the outstanding shares of voting stock, membership interests or partnership interests of each Originator, or (iii) the Parent ceases to own 100% of the membership interests of the Borrower.

“Charge-Offs”  All Receivables that are written off by the Servicer or should, in accordance with the Credit and Collection Policies, be written off as uncollectible.

party thereto, the Lenders from time to time party thereto, U.S. Bank National Association, a national banking association, as Administrative Agent, Branch Banking and Trust Company and PNC Bank, National Association, as syndication agents, and U.S. Bank National Association, as Sole Lead Arranger and Sole Book Runner.

“Credit and Collection Policies”  The credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof, as modified from time to time in accordance with this Agreement.

“Credit Exposure”  On any date of determination with respect to any Lender, the aggregate principal amount of all of such Lender’s Loans plus such Lender’s participation in outstanding LC Obligations.

“Credit Extension”  The making of a Loan or the issuance of a Letter of Credit, as applicable.

“Credit Sales” For any Calculation Period, the aggregate amount of all Receivables with credit terms of any kind originated or purchased by an Originator during such Calculation Period.

“Cut-Off Date”  The last day of a Calculation Period.

“Days Sales Outstanding Ratio”  On any date of determination, the ratio computed as of the most recent Cut-Off Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the Calculation Period ending on such Cut-Off Date.

“Deemed Collections”  Collections deemed received by the Borrower under Section 1.4.

“Default Rate”  For any day, the rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate, plus (b) 3.0%.  For purposes of determining the Default Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

“Default Ratio”  As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate amount (without double-counting) of Receivables which became Defaulted Receivables or Charge-Offs during the Calculation Period that includes such Cut-Off Date, by (b) Credit Sales for the Calculation Period occurring four (4) months prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable”  A Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which is a Charge-Off; or (iii) as to which any payment, or part thereof, remains unpaid for greater than 120 days ~~or more~~ from the date of billing applicable to such payment.

“Defaulting Lender” Subject to Section 1.8 (b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, any LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) is subject to, or has a direct or indirect parent company that has been subject to, an Event of Bankruptcy; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by any governmental authority or regulatory body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or regulatory body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.8(b)) upon delivery of written notice of such determination to the Borrower, the LC Issuer, and each Lender.

“Delinquency Ratio”  As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate Outstanding Balance of Receivables that were Delinquent Receivables as of such Cut-Off Date, by (ii) the Outstanding Balance of all Receivables as of such Cut-Off Date.

“Delinquent Receivable”  A Receivable (i) as to which any payment, or part thereof, remains unpaid for greater than 90 days ~~or more~~ from the date of billing applicable to such payment and (ii) which does not constitute a Defaulted Receivable.

“Dilution”  The amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4, provided, that Dilution shall not include the amount of any write-down, reserve or other reduction due to a Receivable subsequently becoming a Defaulted Receivable on account of the insolvency, bankruptcy, lack of credit worthiness or financial inability to pay off such Defaulted Receivable of the applicable Obligor.

“Dilution Horizon Ratio”  As of any Cut-Off Date, a ratio (expressed as a decimal), computed by dividing (i)(a) the aggregate Credit Sales for the Calculation Period ending on such Cut-Off Date, plus (b)the aggregate Credit Sales for the Calculation Period ending during the immediately preceding Cut-Off Date by (ii) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio”  As of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balance of Receivables due to Dilution during the Calculation Period ending on such Cut-Off Date, by (ii) the Credit Sales for the Calculation Period ending on the previous Cut-Off Date.

“Dilution Reserve”  On any date of determination, computed as of the most recent Cut-Off Date, the product (expressed as a percentage) of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio, plus (ii) the Dilution Volatility Component, times (b) the Dilution Horizon Ratio.

“Dilution Spike Rate”  The highest Dilution Ratio over the past 12 Calculation Periods.

“Dilution Volatility Component”  The product (expressed as a percentage) of (i) the positive difference (if any) between (A) the Dilution Spike Rate and (B) the Expected Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the Dilution Spike Rate and the denominator of which is the Expected Dilution Ratio.

“Drawing Date”  As defined in Section 1.6(d)(ii).

“Eligible Assignee”  A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s; provided that no Defaulting Lender or Affiliate thereof, or any Person who, becoming a Lender, would constitute a Defaulting Lender or an Affiliate thereof, shall constitute an Eligible Assignee.

“Eligible Receivable”  At any time, a Receivable:

(i)the Obligor of which (A) if a natural person, is a resident of the United States or Canada, or, if a corporation or other business organization, is organized under the laws of the United States or Canada or any political subdivision thereof, or is any other business organization that has a significant presence in the United States or Canada, and has agreed to pay for such Receivable at a location in the United States or Canada, (B) is not an Affiliate of any of the parties hereto, and (C) is not a Sanctioned Person;
(ii)that arises under a Contract;
(iii)which is not a Defaulted Receivable and is not a Delinquent Receivable;
(iv)which is not (a) a Government Receivable or (b) prior to the MoLo Receivables Inclusion Date, a MoLo Receivable;
(v)which by its terms is due and payable within 30 days of the date of billing therefor, provided, however, any Receivable which by its terms is due and payable within 31-60 days of the date of billing therefor may be considered an “Eligible Receivable” so long as such Receivables satisfies all of the other criteria set forth in this definition of “Eligible Receivable” and the Outstanding Balance of such Receivable, when added to the Outstanding Balance of all other Receivables which are due and payable within 31-60 days of the date of billing therefor, would not cause the Outstanding Balance of pursuant to Section 1.1(c); provided, however, that at no time shall any such increase cause the Facility Limit to exceed $150,000,000.  References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Credit Exposure.

“Facility Termination Date”  The earliest to occur of (i) the Amortization Date, and (ii) July 1, 2024.

“Federal Bankruptcy Code”  Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate”  Means, for any day the greater of (i) the average rate per annum as determined by the Administrative Agent at which overnight Federal funds are offered to the Administrative Agent for such day by major banks in the interbank market, and (ii) if the Administrative Agent is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Effective Rate by the Administrative Agent shall be conclusive and binding on the Borrower except in the case of manifest error.

“Fee Letter”  That certain Fifth Amended and Restated Fee Letter agreement dated as of the Restatement Date among the Borrower, the Servicer, the Lenders, the Facility Agents and the Administrative Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

“First Post-Closing Date”  June 30, 2021 (or such later date, if any, consented to in writing by the Administrative Agent in its sole discretion).

“Final Payout Date”  The date on which all Aggregate Unpaids have been paid in full and the Facility Limit has been reduced to zero.

“Finance Charges”  With respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fronting Exposure”  At any time there is a Defaulting Lender, with respect to the LC Issuer, such Defaulting Lender’s Percentage of the LC Obligations with respect to Letters of Credit issued by the LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash-Collateralized in accordance with the terms hereof.

“GAAP”  Generally accepted accounting principles in effect in the United States of America as in effect from time to time.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either any Borrower Party, Administrative Agent or any Lender shall so request, the Administrative Agent, each Lender and each Borrower Party affected shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) each Borrower Party shall provide to the Administrative Agent and the Lenders financial statements and other acceptable to the Administrative Agent as evidenced in a writing executed by the Administrative Agent.

“Interest”  For each day during each Interest Period relating to a Loan, an amount equal to the product of (x) the sum of (i) the applicable Interest Rate for such Loan, plus (ii) the Applicable Margin, multiplied by, (y) the principal amount of such Loan for such day, annualized on (i) a 360 basis for Interest accruing at ~~the LIBO Rate or LMIR~~Adjusted Daily Simple SOFR or Adjusted SMIR, or (ii) a 365 or 366 day basis, as applicable, for Interest accruing at the Alternate Base Rate.

“Interest Period”  With respect to any Loan (i) the period commencing on the date of the initial funding of such Loan and ending on, but excluding, the last day of the Calculation Period in which such funding date occurs; and (ii) thereafter, each period commencing on, and including, the first day of each Calculation Period and ending on, but excluding, the first day of the following Calculation Period~~; provided, however, that:  if any Interest Period with respect to any LIBO Loan would extend beyond the scheduled Facility Termination Date, such Interest Period shall end on the Facility Termination Date~~.

“Interest Rate”  With respect to each Loan, ~~the LIBO Rate, LMIR~~Adjusted Daily Simple SOFR, Adjusted SMIR, the Alternate Base Rate or the Default Rate, as applicable.

“Interest Reserve”  For any Calculation Period, the product (expressed as a percentage) of (i) 1.5 (ii) the Prime Rate as of the immediately preceding Cut-Off Date, (iii) the highest Days Sales Outstanding Ratio for the most recent 12 Calculation Periods, and (iv) 1/360.

“LC Advance”  Any drawing by the beneficiary under a Letter of Credit issued by the LC Issuer which has not been reimbursed pursuant to Section 1.6(d)

“LC Amounts”  As defined in Section 1.6(d).

“LC Fee Expectation”  As defined in Section 1.6(j).

“LC Issuer”  TD Bank, in its capacity as issuer of Letters of Credit hereunder and any successor thereto.

“LC Obligations”  At any time, the sum, without duplication, of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate principal amount of unreimbursed LC Advances as of such date.  For purposes of determining the undrawn and unexpired amount of a Letter of Credit at any time hereunder, such amount shall be deemed to be the maximum stated amount (including any automatic increases provided by its terms) of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lenders”  Any Conduit Lender or Committed Lender, as applicable, and “Lenders” means, collectively, the Conduit Lenders and the Committed Lenders.  For the avoidance of doubt, the LC Issuer shall constitute a “Lender”  at such time as any Unreimbursed LC Amount remains outstanding.

“Lender Group” Each group consisting of a Facility Agent, one or more related Conduit Lenders, if any, one or more related Committed Lenders and a related LC Issuer, if any.

“Lender Group Limit” For any Lender Group at any time, an amount equal to the aggregate Commitments of all Committed Lenders in such Lender Group.

“Lender Group Percentage” At any time of determination, with respect to any Lender Group, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Lenders in such Lender Group at such time or (ii) if all Commitments hereunder have been terminated, the aggregate Credit Exposure of all Lenders in such Lender Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Credit Exposure at such time.

“Lender Reimbursement Payment”  As defined in Section 1.6(d).

“Letter of Credit”  Collectively, letters of credit issued pursuant to Section 1.6.

“Letter of Credit Collateral”  As defined in Section 13.12(c).

“Letter of Credit Collateral Account”  A segregated cash collateral account at the LC Issuer in the LC Issuer’s name established at any time after the date of this Agreement at the LC Issuer’s request that is under the exclusive control of the LC Issuer.

“Letter of Credit Issuance Fee”  As defined in the Fee Letter.

“Letter of Credit Request”  A request by the Borrower for the issuance of a Letter of Credit pursuant to Section 1.6(b) and substantially in the form attached hereto as Exhibit II-B.

~~“LIBO Loan”  Any Loan bearing interest at a LIBO Rate.~~

~~“LIBO Rate”  For any Interest Period with respect to a LIBO Loan, the rate per annum determined on the basis of (i) the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of such Loan offered for a term comparable to such Interest Period, which rates appear on the Reuters Screen LIBOR01 Page (or any successor page) effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period (the “Rate Setting Day”) or if such rate is unavailable, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which deposits in U.S. dollars for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates), provided that if no such offered rates appear on such pages, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Administrative Agent, at approximately 10:00 a.m. (New York City time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of the Loan, divided by (ii) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as~~

~~in effect from time to time (expressed as a decimal), applicable to such Interest Period.  Notwithstanding the foregoing, if the LIBO Rate as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.~~

“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Lender (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Lender’s Commercial Paper Notes or other senior indebtedness.

“Liquidity Provider” means each bank, other financial institution or other Person that is at any time party to a Liquidity Agreement as a lender (or any participant thereof).

~~“LMIR”  For any day during any Interest Period with respect to an LMIR Loan, the rate per annum determined on the basis of (i) the offered rate for deposits in U.S. dollars for a term of one month, which rates appear on the Reuters Screen LIBOR01 Page (or any successor page) effective as of 11:00 A.M., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day; provided that if no such offered rates appear on such page, LMIR for such day will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Administrative Agent, at approximately 10:00 a.m. (New York City time), on such day (or if such day is not a Business Day, then the immediately preceding Business Day), for deposits in U.S. dollars offered by leading European banks for a period of one month, divided by (ii) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period.  Notwithstanding the foregoing, if LMIR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.~~

~~“LMIR Lender” means (i) any Lender that has provided written notice to the Borrower prior to the Restatement Date of its election to be a “LMIR Lender” hereunder and (ii) any other Lender that agrees in writing with the Borrower to be a “LMIR Lender” hereunder; provided, however, that any LMIR Lender may cease to be an LMIR Lender on any day if agreed to in writing with the Borrower.  As of the Restatement Date, the only LMIR Lenders are TD Bank and Reliant.~~

~~“LMIR Loan”  Any Loan bearing interest at LMIR.~~

“Loan”  Any amount disbursed as principal by Lender to Borrower under this Agreement.

and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuer in their sole discretion.

“MoLo”  MoLo Solutions, LLC, an Illinois limited liability company.

“MoLo Receivable”  A Receivable, the Originator of which is MoLo.

“MoLo Receivables Inclusion Conditions” means, with respect to the MoLo Receivables, the satisfaction of the following conditions:

(i)the MoLo Receivables have been fully integrated into the Parent’s financial reporting systems and the Servicer is able to generate Monthly Reports and Weekly Reports that track and record MoLo Receivables;
(ii)each Obligor with respect to MoLo Receivables has been instructed to remit Collections in respect thereof directly to a Lock-Box, Segregated Account or a Collection Account;
(iii)the Borrower has delivered to the Administrative Agent a written opinion or opinions of external counsel to MoLo covering true sale and substantive consolidation matters in connection with the Transaction Documents, in form and substance reasonably satisfactory to the Administrative Agent;
(iv)the Borrower has delivered to the Administrative Agent a written opinion or opinions of external counsel to MoLo covering corporate, enforceability and security interest matters in connection with the Transaction Documents, in form and substance reasonably satisfactory to the Administrative Agent; and
(v)the Administrative Agent and each Facility Agent has consented (in their sole discretion) in writing to the inclusion of the MoLo Receivables in the Net Pool Balance.

“MoLo Receivables Inclusion Date”  means, so long as each of the MoLo Receivables Inclusion Conditions have been satisfied, the date specified in the MoLo Receivables Inclusion Notice.

“MoLo Receivables Inclusion Notice” means, with respect to the MoLo Receivables, written notice from the Borrower (or the Servicer on its behalf) to the Administrative Agent and each Facility Agent (a) that the MoLo Receivables Inclusion Conditions have been satisfied and (b) specifying the proposed MoLo Receivables Inclusion Date.

“Monthly Report”  A report, in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent pursuant to Section 8.5.

“Monthly Reporting Date”  With respect to any calendar month, the second Business Day occurring before the Settlement Date for such calendar month, or such other days of any month as Administrative Agent may request in connection with Section 8.5 hereof.

“Recourse Obligations”  As defined in Section 2.1.

“Regulatory Change”  As defined in Section 10.2.

“Related Security”  All of the Borrower’s right, title and interest in, to and under and with respect to any Receivable:

(i)all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(ii)all guaranties, letters of credit (to the extent they may be pledged), insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iii)all service contracts and other contracts and agreements associated with such Receivable other than Master Contracts,

(iv)all Records other than Master Contracts related to such Receivable,

(v)all of the Borrower’s right, title and interest in, to and under the Receivables Sale Agreement,

(vi)any other items constituting Supporting Obligations (as defined in Article 9 of the UCC in effect in each relevant jurisdiction) to the extent not included in clauses (i)-(v) above,

(vii)all proceeds of any of the foregoing.

“Release”  As defined in Section 2.2.

“Reliant”  Reliant Trust.

“Required Notice Period”  The number of days required notice set forth below applicable to the Aggregate Prepayment indicated below:

Aggregate Prepayment	Required Notice Period
Loans accruing Interest at ~~the LIBO Rate~~Adjusted Daily Simple SOFR	3 Business Days
Loans accruing Interest at ~~LMIR~~Adjusted SMIR	3 Business Days
Loans accruing Interest at the Alternate Base Rate	1 Business Day

“Second Post-Closing Date”  July 31, 2021 (or such later date, if any, consented to in writing by the Administrative Agent in its sole discretion).

“Secured Parties”  The Indemnified Parties.

“Segregated Account”  An account in the name of an Originator, the Borrower or the Servicer in which no monies other than amounts constituting Collections are deposited at any time and which is listed on Exhibit IV (as the same may be updated from time to time in accordance with Section 7.1(m) hereof).

“Segregated Account Bank”  At any time, any of the banks holding one or more Segregated Accounts.

“Servicer” At any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Purchased Receivables.

“Servicer Termination Event”  As defined in Section 9.2.

“Servicing Fee”  For each day in a Calculation Period:

(i)an amount equal to (A) the Servicing Fee Rate (or, at any time while ArcBest II or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Borrower and the Servicer on an arms’ length basis based on then prevailing market terms for similar services), times (B) the aggregate Outstanding Balance of all Purchased Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (C) 1/360; or

(ii)on and after the Servicer’s reasonable request made at any time when ArcBest II or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (A) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (B) the number of days in the current Calculation Period.

“Servicing Fee Rate”  1.50% per annum.

“Servicing Reserve”  For any Calculation Period, the product (expressed as a percentage) of (a) the highest Days Sales Outstanding Ratio during the most recent 12 Calculation Periods, (b) 1.5, (c) the Servicing Fee Rate, and (d) 1/360.

“Settlement Date”  means the 17th day of each month or, if such day is not a Business Day, the Business Day immediately thereafter.

“SMIR” means, for any day during any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking one-month term rate based on SOFR, as such rate is published by the CME Term SOFR Administrator on such day, or if such day is not a Business Day, as of the immediately preceding Business Day.

“SMIR Loan”  Any Loan bearing interest at Adjusted SMIR.

“Unreimbursed LC Amount”  As defined in Section 1.6(d).

“U.S. Dollar”  and “$”  means lawful currency of the United States of America.

“U.S. Government Securities Business Day” Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voluntary Termination”  The occurrence of an Amortization Event resulting from the occurrence of the “Termination Date”  pursuant to Section 6.1 of the Receivables Sale Agreement.

“Voluntary Termination Notice”  As defined in the Receivables Sale Agreement.

“Weekly Report”  A certificate, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent pursuant to Section 8.5(b).

“Weekly Reporting Date”  The second Business Day of each calendar week.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Unless otherwise specified, all terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

2. The Borrower hereby requests that the Lenders make a Loan on ___________, 202_ (the “Borrowing Date”) as follows:

(a)Amount of Loan: $_____________

(b)The Borrower requests that the Loan begin to accrue Interest at [~~LMIR (with respect to all LMIR Lenders) and the LIBO Rate (with respect to all other Lenders)~~Adjusted SMIR] OR [the Alternate Base Rate] on __________).

~~(c)If the Loan is a LIBO Loan, the Interest Period shall be (check period elected):~~

~~________ 28 days~~

~~________ one month~~

~~________ [__] days (not to exceed 35 days)~~

3. Please disburse the proceeds of the Loan as follows:

[Apply $________ to payment of Aggregate Unpaids due on the Borrowing Date].  [Wire transfer $________ to account no. ________ at ___________ Bank, in [city, state], ABA No. __________, Reference:  ________].

In Witness Whereof, the Borrower has caused this Borrowing Request to be executed and delivered as of this ____ day of ___________, 202_.

ARCBEST FUNDING LLC, as Borrower

By: ArcBest Corporation, its sole member

By:
Name:
Title: